UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                              FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.

              Commission File Numbers: 033-57901; 811-07253

                  Putnam High Income Opportunities Trust
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             (Exact name of registrant as specified in its charter)

                         One Post Office Square
                            Boston, MA 02109
                              617-292-1000
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                       Common Shares of Beneficial Interest
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            (Title of each class of securities covered by this Form)

                              Not applicable
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                        View This Table In Excel

       Rule 12g-4(a)(1)(i) X     Rule 12h-3(b)(1)(i) o
       Rule 12g-4(a)(1)(ii)o     Rule 12h-3(b)(1)(ii)o
       Rule 12g-4(a)(2)(i) o     Rule 12h-3(b)(2)(i) o
       Rule 12g-4(a)(2)(ii)o     Rule 12h-3(b)(2)(ii)o
                                 Rule 15d-6          o

Approximate number of holders of record as of the certification or notice date:

NONE

Pursuant to the requirements of the Securities Exchange Act of 1934, Putnam High Income Opportunities Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: February 22, 2005                By:   /s/ Daniel T. Gallagher
                                       Name: Daniel T. Gallagher
                                       Title: Vice President and Legal and
                                       Compliance Liaison Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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